SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT, dated as of the 30th day of November, 2006 (the “Agreement”), by and among Inncardio, Inc., a Utah corporation (the “Company”); Long-e International Group Co., Ltd., a British Virgin Islands corporation (“Long-e”); and all of the shareholders of Long-e, each of whom has executed a counterpart signature page to this Agreement (each, a “Shareholder” and collectively, the “Shareholders”). The Company, Long-e and the Shareholders are collectively referred to herein as the “Parties”.

WITNESSETH:

WHEREAS, the Shareholders own all of the issued and outstanding shares of the capital of Long-e (the “Long-e Shares”), which in turn wholly owns Agilon Science and Technology (Shenzhen) Co., Ltd., a company formed under the laws of the People’s Republic of China (the “Subsidiary”).

WHEREAS, the Company desires to acquire from Shareholders, and Shareholders desire to sell to the Company, the Long-e Shares in exchange for the issuance by the Company of an aggregate of 20,606,200 shares (the “Company Shares”) of Company Common Stock to the Shareholders and/or their designees on the terms and conditions set forth herein (the “Exchange”).

WHEREAS, after giving effect to the Exchange, the Share Cancellation, the Debt Conversion and the Equity Financing (as each is described herein), there will be approximately 31,509,714 shares of Company Common Stock issued and outstanding.

WHEREAS, the parties intend, by executing this Agreement, to implement a tax-deferred exchange of property governed by Section 351 of the United States Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration, of the promises and of the mutual representations, warranties and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I
THE EXCHANGE

1.1  The Exchange. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined):

(a)  the Company shall issue and deliver to the Shareholders and/or their designees the number of authorized but unissued shares of Company Common Stock set forth opposite their and/or their designee’s names set forth on Schedule I hereto or pursuant to separate instructions to be delivered prior to Closing, and

(b)  the Shareholders agree to deliver to the Company duly endorsed certificates representing the Long-e Shares.

1.2  Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Kirkpatrick & Lockhart Nicholson Graham LLP on or before December 30, 2006 (the “Closing Date”) at 6:00 p.m. Pacific Time, or at such place and time as mutually agreed upon by the parties hereto.

1.3  Effective Time. The Exchange shall become effective (the “Effective Time”) at such time as all of the conditions to set forth in Article VII hereof have been satisfied or waived by the Parties hereto.

1.4  Tax Consequences. It is intended by the parties hereto that for United States income tax purposes, the contribution and transfer of the Long-e Shares by the Shareholders to the Company in exchange for Company Shares constitutes a tax-deferred exchange within the meaning of Section 351 of the Code.

1.5  Approvals. Each of the Parties’ respective Board of Directors has approved this Agreement and the transactions contemplated hereby and, in accordance with Section 16-10a-1103 of the Utah Revised Business Corporation Act, the shareholders of the Company shall not be required to approve this Agreement or the transactions contemplated hereby.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Long-e and the Shareholders that now and/or as of the Closing:

2.1  Due Organization and Qualification; Due Authorization.

(a)  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Utah, with full corporate power and authority to own, lease and operate its respective business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted. The Company is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of the Company.

(b)  The Company does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity.

(c)  The Company has all requisite corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby. The Company has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought, equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

2.2  No Conflicts or Defaults. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the Articles of Incorporation, as amended, or By-laws of the Company or (b) with or without the giving of notice or the passage of time (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which the Company is a party or by which the Company is bound, or any judgment, order or decree, or any law, rule or regulation to which the Company is subject, (ii) result in the creation of, or give any party the right to create, any lien, charge, encumbrance or any other right or adverse interest (“Liens”) upon any of the assets of the Company, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform, any material agreement, arrangement or commitment to which the Company is a party or by which the Company’s assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, the Company is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party.

2.3  Capitalization. The authorized capital stock of the Company immediately prior to giving effect to the transactions contemplated hereby consists of 50,000,000 shares of which 50,000,000 have been designated as Company Common Stock $.001 par value and no shares have been designed as preferred stock. As of the date hereof, there are 90,679 shares of Company Common Stock issued and outstanding. All of the outstanding shares of Company Common Stock are, and the Company Shares when issued in accordance with the terms hereof, will be, duly authorized, validly issued, fully paid and nonassessable, and have not been or, with respect to the Company Shares will not be issued in violation of any preemptive right of stockholders. There is no outstanding voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling the Company to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for Company Common Stock. The Company has not granted registration rights to any person.

2.4  Financial Statements. Item 2.4 of the Disclosure Schedule to this Agreement, includes copies the (i) balance sheet of the Company at December 31, 2005, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the fiscal year then ended, including the notes thereto, as audited by Chisholm, Bierwolf & Nilson, LLC, independent registered public accounting firm and (ii) balance sheet of the Company at September 30, 2006, and the related statements of operations, and cash flows for the three month period then ended (the “Financial Statements”). The Financial Statements, together with the notes thereto, have been prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent throughout all periods presented. The Financial Statements present fairly the financial position of the Company as of the dates and for the periods indicated. The books of account and other financial records of the Company have been maintained in accordance with good business practices.

2.5  No Assets or Liabilities. Except as set forth on the Financial Statements, the Company does not have any (a) assets of any kind or (b) liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise.

2.6  Taxes. The Company has filed all United States federal, state, county and local returns and reports which were required to be filed on or prior to the date hereof in respect of all income, withholding, franchise, payroll, excise, property, sales, use, value-added or other taxes or levies, imposts, duties, license and registration fees, charges, assessments or withholdings of any nature whatsoever (together, “Taxes”), and has paid all Taxes (and any related penalties, fines and interest) which have become due pursuant to such returns or reports or pursuant to any assessment which has become payable, or, to the extent its liability for any Taxes (and any related penalties, fines and interest) has not been fully discharged, the same have been properly reflected as a liability on the books and records of the Company and adequate reserves therefore have been established.

2.7  Indebtedness; Contracts; No Defaults. The Company has no material instruments, agreements, indentures, mortgages, guarantees, notes, commitments, accommodations, letters of credit or other arrangements or understandings, whether written or oral, to which the Company is a parry.

2.8  Real Property. The Company does not own or lease any real property.

2.9  Compliance with Law. The Company is in compliance with all applicable federal, state, local and foreign laws and regulations relating to the protection of the environment and human health. There are no claims, notices, actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of the Company, threatened against the Company that are based on or related to any environmental matters or the failure to have any required environmental permits, and there are no past or present conditions that the Company has reason to believe are likely to give rise to any material liability or other obligations of the Company under any environmental laws.

2.10  Permits and Licenses. The Company has all certificates of occupancy, rights, permits, certificates, licenses, franchises, approvals and other authorizations as are reasonably necessary to conduct its respective business and to own, lease, use, operate and occupy its assets, at the places and in the manner now conducted and operated, except those the absence of which would not materially adversely affect its respective business.

2.11  Litigation. There is no claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened, against or affecting the business of the Company, or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor to the knowledge of the Company, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the twelve month period preceding the date hereof. There is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting the business of the Company. The Company has not received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any law, rule or regulation or any matter disclosed in respect of its business.

2.12  Insurance. The Company does not currently maintain any form of insurance.

2.13  Patents; Trademarks and Intellectual Property Rights. The Company does not own or possesses any patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, Internet web site(s) or proprietary rights of any nature.

2.14  Securities Law Compliance. The Company has complied with all of the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”), and has complied with all applicable blue sky laws.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF LONG-E

Long-e and the Shareholders severally represent and warrant to the Company that now and/or as of the Closing:

3.1  Due Organization and Qualification; Subsidiaries, Due Authorization.

(a)  Long-e is a corporation duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands, with full corporate power and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted. Long-e is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of Long-e.

(b)  Long-e does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity, other than the Subsidiary. The Subsidiary is wholly owned by Long-e , free and clear of all liens. There is no contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling Long-e to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for securities of Long-e or the Subsidiary.

(c)  Long-e has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby. Long-e has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of Long-e, enforceable against Long-e in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

3.2  No Conflicts or Defaults. The execution and delivery of this Agreement by Long-e and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the governing documents of Long-e or any of the Subsidiaries, or (b) with or without the giving of notice or the passage of time, (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which Long-e or any of the Subsidiaries is a party or by which Long-e or any of the Subsidiaries or any of their respective assets are bound, or any judgment, order or decree, or any law, rule or regulation to which their assets are subject, (ii) result in the creation of, or give any party the right to create, any lien upon any of the assets of Long-e or any of the Subsidiaries, (iii) terminate or give any parry the right to terminate, amend, abandon or refuse to perform any material agreement, arrangement or commitment to which Long-e is a party or by which Long-e or any of its assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which Long-e is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party.

3.3  Capitalization. The authorized capital stock of Long-e immediately prior to giving effect to the transactions contemplated hereby consists of 50,000 shares of common stock of which, as of the date hereof, there were 1,000 shares issued and outstanding. Except as set forth herein, all of the outstanding shares of Long-e are duly authorized, validly issued, fully paid and nonassessable, and have not been or, with respect to Long-e Shares, will not be transferred in violation of any rights of third parties. The Long-e Shares are not subject to any preemptive or subscription right, any voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling Long-e to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for common shares. All of the Long-e Shares are owned of record and beneficially by the Shareholders free and clear of any liens, claims, encumbrances, or restrictions of any kind.

3.4  Taxes. Long-e has filed all returns and reports which were required to be filed on or prior to the date hereof, and has paid all Taxes (and any related penalties, fines and interest) which have become due pursuant to such returns or reports or pursuant to any assessment which has become payable, or, to the extent its liability for any Taxes (and any related penalties, fines and interest) has not been fully discharged, the same have been properly reflected as a liability on the books and records of Long-e and adequate reserves therefore have been established. All such returns and reports filed on or prior to the date hereof have been properly prepared and are true, correct (and to the extent such returns reflect judgments made by Long-e such judgments were reasonable under the circumstances) and complete in all material respects. Except as indicated in 3.4 of the Disclosure Schedule, no extension for the filing of any such return or report is currently in effect. Except as indicated in Item 3.4 of the Disclosure Schedule, no tax return or tax return liability of Long-e has been audited or, presently under audit. All taxes and any penalties, fines and interest which have been asserted to be payable as a result of any audits have been paid. Except as indicated in Item 3.4 of the Disclosure Schedule, Long-e has not given or been requested to give waivers of any statute of limitations relating to the payment of any Taxes (or any related penalties, fines and interest). There are no claims pending for past due Taxes. Except as indicated in Item 3.4 of the Disclosure Statement, all payments for withholding taxes, unemployment insurance and other amounts required to be paid for periods prior to the date hereof to any governmental authority in respect of employment obligations of Long-e have been paid or shall be paid prior to the Closing and have been duly provided for on the books and records of Long-e and in the Long-e Financial Statements.

3.5  Compliance with Law. Long-e and the Subsidiary are conducting their respective businesses in material compliance with all applicable law, ordinance, rule, regulation, court or administrative order, decree or process, or any requirement of insurance carriers material to its business. Neither Long-e nor the Subsidiary has received any notice of violation or claimed violation of any such law, ordinance, rule, regulation, order, decree, process or requirement.

3.6  Litigation.

(a)  There is no claim, dispute, action, suit, proceeding or investigation pending or threatened, against or affecting Long-e or any of the Subsidiary or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the 12-month period preceding the date hereof;

(b)  there is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting Long-e or any of the Subsidiaries; and

(c)  neither Long-e nor the Subsidiary has received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any law, rule or regulation or any matter disclosed in respect of its business.

ARTICLE IV
REPRESENTATION AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder for himself, herself or itself only, and not with respect to any other Shareholder, hereby severally represents and warrants to the Company that now and/or as of the Closing:

4.1  Title to Shares. Each of the Shareholders is the legal and beneficial owner of the Long-e Shares to be transferred to the Company by such Shareholders as set forth opposite each Shareholder’s name in Schedule II hereto, and upon consummation of the exchange contemplated herein, the Company will acquire from each of the Shareholders good and marketable title to the Long-e Shares, free and clear of all liens excepting only such restrictions upon future transfers by the Company, if any, as maybe imposed by applicable law. The information set forth on Schedule II with respect to each Shareholder is accurate and complete.

4.2  Due Authorization. Each of the Shareholders has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the valid and binding obligation of each of the Shareholders, enforceable against such Shareholders in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

4.3  Purchase for Investment.

(a)  Each of the Shareholders is acquiring the Company Shares for investment for each of the Shareholders’ own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Shareholders has no present intention of selling, granting any participation in, or otherwise distributing the same. Each of the Shareholders further represents that he, she or it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Company Shares.

(b)  Each of the Shareholders understands that the Company Shares are not registered under the Securities Act on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Act pursuant to Section 4(2) thereof, and that the Company’s reliance on such exemption is predicated on each of the Shareholders’ representations set forth herein.

4.4  Investment Experience. Each of the Shareholders acknowledges that he, she or it can bear the economic risk of his or her investment, and has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of the investment in the Company Shares.

4.5  Information. Each of the Shareholders has carefully reviewed such information as such Shareholders deemed necessary to evaluate an investment in the Company Shares. To the full satisfaction of each of the Shareholders, he, she or it has been furnished all materials that he, she or it has requested relating to the Company and the issuance of the Company Shares hereunder, and each Shareholder has been afforded the opportunity to ask questions of representatives of the Company to obtain any information necessary to verify the accuracy of any representations or information made or given to the Shareholders. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of the Company set forth in this Agreement, on which the Shareholders has relied in making an exchange of the Long-e Shares for the Company Shares.

4.6  Restricted Securities. Each of the Shareholders understands that the Company Shares may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption there from, and that in the absence of an effective registration statement covering the Company Shares or any available exemption from registration under the Act, the Company Shares must be held indefinitely. Each of the Shareholders is aware that the Company Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Company.

4.7  Exempt Issuance. Each of the Shareholders acknowledges that he, she or it must assure the Company that the offer and sale of the Company Shares to such Shareholder qualifies for an exemption from the registration requirements imposed by the Securities Act and from applicable securities laws of any state of the United States. Each of the Shareholders agrees that he meets the criteria established in one or more of subsections (a) or (b), below.

(a)  Accredited Investor, Section 4(2) of the Securities Act and/or Rule 506 of Regulation D. The Shareholder qualifies as an “accredited investor”, as that term is defined in Rule 501 of Regulation D, promulgated under the Securities Act.

(b)  Offshore Investor, Rule 903 of Regulation S. The Shareholder is not a U.S. Person, as defined in Rule 901 of Regulation S, promulgated under the Securities Act, and the Shareholder, severally but not jointly, represents and warrants to the Company that:

(i)  The Shareholder is not acquiring the Company Shares as a result of, and such Shareholder covenants that e, she or it will not engage in any “directed selling efforts” (as defined in Regulation S under the Securities Act) in the United States in respect of the Company Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the Company Shares;

(ii)  The Shareholder is not acquiring the Company Shares for the account or benefit of, directly or indirectly, any U.S. Person;

(iii)  The Shareholder is a resident of the People’s Republic of China;

(iv)  the offer and the sale of the Company Shares to such Shareholder as contemplated in this Agreement complies with or is exempt from the applicable securities legislation of the People’s Republic of China;

(v)  the Shareholder is outside the United States when receiving and executing this Agreement and that the Shareholder will be outside the United States when acquiring the Company Shares,

(vi)  and the Shareholder covenants with Company that:

(1)
offers and sales of any of the Company Shares prior to the expiration of a period of one year after the date of original issuance of the Company Shares (the one year period hereinafter referred to as the “Distribution Compliance Period”) shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the Securities Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom and in each case only in accordance with applicable state securities laws; and

(2)	The Shareholder will not engage in hedging transactions with respect to the Company Shares until after the expiration of the Distribution Compliance Period.

ARTICLE V
COVENANTS

5.1  Further Assurances. Each of the Parties shall use its reasonable commercial efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for such parry’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions of this Agreement and to consummate the transactions contemplated herein.

ARTICLE VI
DELIVERIES

6.1  Items to be delivered to the Shareholders prior to or at Closing by the Company.

(a)  Articles of Incorporation and amendments thereto, By-laws and amendments thereto, and a certificate of good standing in the Company’s state of incorporation;

(b)  all applicable schedules hereto;

(c)  all minutes and resolutions of board of director and shareholder meetings in possession of the Company;

(d)  shareholder list;

(e)  all financial statements and all tax returns in possession of the Company;

(f)  resolution from the Company’s Board appointing the designees of the Shareholders to the Company’s Board of Directors;

(g)  resolution from the Company’s Board, and if applicable, shareholder resolutions approving this transaction and authorizing the issuances of the shares hereto;

(h)  letters of resignation from the Company’s current officers and directors to be effective upon Closing and after the appointments described in Section 6.1(f);

(i)  certificates representing shares of the Company Shares issued in the denominations as set forth opposite the name of the Shareholders and/or its designees on Schedule I to this Agreement;

(j)  any other document reasonably requested by the Shareholders that it deems necessary for the consummation of this transaction.

6.2  Items to be delivered to the Company prior to or at Closing by Long-e and the Shareholders.

(a)  all applicable schedules hereto;

(b)  instructions from Long-e appointing its designees to the Company’s Board of Directors;

(c)  share certificates and duly executed stock powers from the Shareholders transferring the Long-e Shares to the Company;

(d)  resolutions from the Board of Directors of Long-e, if applicable, and shareholder resolutions approving the transactions contemplated hereby; and

(e)  any other document reasonably requested by the Company that it deems necessary for the consummation of this transaction.

ARTICLE VII
CONDITIONS PRECEDENT

7.1  Conditions Precedent to Closing. The obligations of the Parties under this Agreement shall be and are subject to fulfillment, prior to or at the Closing, of each of the following conditions:

(a)  That each of the representations and warranties of the Parties contained herein shall be true and correct at the time of the Closing date as if such representations and warranties were made at such time except for changes permitted or contemplated by this Agreement.

(b)  That the Parties shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them prior to or at the time of the Closing;

(c)  The Company shall have cancelled 35,000 shares of Common Stock owned by certain of the Shareholders (the “Share Cancellation”) as set forth on Schedule III;

(d)  The Company shall have converted $325,304 of outstanding debt into 5,312,121 shares of Common Stock (the “Debt Conversion”);

(e)  That the Company shall have engaged a public relations firm prior to Closing that is mutually acceptable to the Company and Long-e;

(f)  The Company shall have concluded an equity financing of at least $1,500,000 at the time of Closing, including Long-e’s bridge loan dated September 22, 2006 (the “Equity Financing”); and

(g)  Long-e and the Subsidiary shall have received, and delivered documentation of, the approvals required, if any, from the Ministry of Commerce of the People’s Republic of China, the China Securities Regulatory Commission, the State Administration of Foreign Exchange, or any other Chinese governmental agency regulating the ownership of business operations in China by non-Chinese nationals and/or the ownership of offshore companies doing business in China by Chinese nationals.

7.2  Conditions to Obligations of Shareholders. The obligations of Shareholders shall be subject to fulfillment prior to or at the Closing, of each of the following conditions:

(a)  The Company shall have received all of the regulatory, shareholder and other third party consents, permits, approvals and authorizations necessary to consummate the transactions contemplated by this Agreement; and

(b)  The Company shall have complied with Rule 14(f)(1) of the Exchange Act, if required.

7.3  Conditions to Obligations of the Company. The obligations of the Company shall be subject to fulfillment at or prior to or at the Closing, of each of the following conditions:

(a)  Long-e and the Shareholders shall have received all of the regulatory, shareholder and other third party consents, permits, approvals and authorizations necessary to consummate the transactions contemplated by this Agreement; and

(b)  The Shareholders shall have delivered to the Company the share certificates and duly executed stock powers from the Shareholders transferring the Long-e Shares to the Company.

ARTICLE VIII
INDEMNIFICATION

8.1  Indemnity of the Company. The Company agrees as to defend, indemnify and hold harmless the Shareholders from and against, and to reimburse the Shareholders with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements (collectively the “Losses”) asserted against or incurred by the Shareholders by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement made by the Company or in any document or certificate delivered by the Company pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby.

8.2  Indemnity of the Shareholders. The Shareholders, joint and severally, agree to defend, indemnify and hold harmless the Company from and against, and to reimburse the Company with respect to, all losses, including, without limitation, reasonable attorneys’ fees and disbursements, asserted against or incurred by the Company by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement and made by the Shareholders or in any document or certificate delivered by the Shareholders pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby, it being understood that the Shareholders shall have responsibility hereunder only for the representations and warranties made by the Shareholders.

8.3  Indemnification Procedure. A party (an “Indemnified Party”) seeking indemnification shall give prompt notice to the other party (the “Indemnifying Party”) of any claim for indemnification arising under this Article VIII. The Indemnifying Party shall have the right to assume and to control the defense of any such claim with counsel reasonably acceptable to such Indemnified Party, at the Indemnifying Party’s own cost and expense, including the cost and expense of reasonable attorneys’ fees and disbursements in connection with such defense, in which event the Indemnifying Party shall not be obligated to pay the fees and disbursements of separate counsel for such in such action. In the event, however, that such Indemnified Party’s legal counsel shall determine that defenses may be available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, in that there could reasonably be expected to be a conflict of interest if such Indemnifying Party and the Indemnified Party have common counsel in any such proceeding, or if the Indemnified Party has not assumed the defense of the action or proceedings, then such Indemnifying Party may employ separate counsel to represent or defend such Indemnified Party, and the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for such Indemnified Party. No settlement of any such claim or payment in connection with any such settlement shall be made without the prior consent of the Indemnifying Parry which consent shall not be unreasonably withheld.

ARTICLE IX
TERMINATION

9.1  Termination. This Agreement may be terminated at any time before or, at Closing, by:

(a)  The mutual agreement of the Parties;

(b)  Any party if-

(i)  Any provision of this Agreement applicable to a party shall be materially untrue or fail to be accomplished; or

(ii)  Any legal proceeding shall have been instituted or shall be imminently threatening to delay, restrain or prevent the consummation of this Agreement;

(c)  Upon termination of this Agreement for any reason, in accordance with the terms and conditions set forth in this paragraph, each said party shall bear all costs and expenses as each party has incurred.

ARTICLE X
COVENANTS SUBSEQUENT TO CLOSING

10.1  Registration Rights. The Company shall file, within thirty (30) days after the Closing and at its expense, with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement (the “Initial Registration Statement”) covering the resale of Common Shares held by those persons (and/or their designees) that are shareholders of the Company immediately prior to the Closing (“Pre-Existing Shareholders”), provided that, however, the Company shall not be required to register the Common Shares held by such shareholders who are affiliates of Westpark Capital, Inc. (“Westpark Affiliates”), as specified in Item 10.1 of the Disclosure Schedules, who shall instead receive registration rights to require the Company to file a registration statement (the “Second Registration Statement”) to register their Common Shares within ten (10) days following to the end of the six (6) month period that immediately follows the date on which the Company files Initial Registration Statement with the Commission. In the event the Second Registration Statement is not timely filed to register the shares held by the Westpark Affiliates, or if the Second Registration Statement is not timely declared effective by the Commission, as described in the Registration Rights Agreement, the Company shall issue to such holders penalty shares (the “Penalty Shares”) equal to one percent (1%) of the shares on a monthly basis until the Second Registration Statement is filed with or declared effective by the Commission, as applicable. However, no Penalty Shares shall be due to the Westpark Affiliates if the Company is using best efforts to cause the Second Registration Statement to be filed and declared effective in a timely manner.

10.2  Subsequent SEC Filings. The Chief Executive Officer and Chief Financial Officer, or other principal administrative and financial officers, of the Company shall cooperate with and assist Long-e with the preparation of the first Quarterly or Annual Report, as applicable, to be filed with the Commission subsequent to the Closing to the extent disclosure is required regarding the prior operations, financial condition, or actions of, or other information pertaining to, the Company for the period(s) ended prior to the Closing. Such cooperation and assistance shall include, but not be limited to, provision of subcertifications regarding the disclosures controls and procedures and internal control over financial reporting of the Company, provision of and participation in review of interim financial statements, and review and provision of feedback on a draft of the required Report.

ARTICLE XI
MISCELLANEOUS

11.1  Survival of Representations, Warranties and Agreements. Each of the parties hereto is executing and carrying out the provisions of this Agreement in reliance upon the representations, warranties and covenants and agreements contained in this agreement or at the closing of the transactions herein provided for and not upon any investigation which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein. Except as specifically set forth in this Agreement, representations and warranties and statements made by a party to in this Agreement or in any document or certificate delivered pursuant hereto shall not survive the Closing Date, and no claims made by virtue of such representations, warranties, agreements and covenants shall be made or commenced by any party hereto from and after the Closing Date.

11.2  Access to Books and Records. During the course of this transaction through Closing, each party agrees to make available for inspection all corporate books, records and assets, and otherwise afford to each other and their respective representatives, reasonable access to all documentation and other information concerning the business, financial and legal conditions of each other for the purpose of conducting a due diligence investigation thereof. Such due diligence investigation shall be for the purpose of satisfying each party as to the business, financial and legal condition of each other for the purpose of determining the desirability of consummating the proposed transaction. The Parties further agree to keep confidential and not use for their own benefit, except in accordance with this Agreement any information or documentation obtained in connection with any such investigation.

11.3  Further Assurances. If, at any time after the Closing, the parties shall consider or be advised that any further deeds, assignments or assurances in law or that any other things are necessary, desirable or proper to complete the merger in accordance with the terms of this agreement or to vest, perfect or confirm, of record or otherwise, the title to any property or rights of the parties hereto, the Parties agree that their proper officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors the parties are fully authorized to take any and all such action.

11.4  Notice. All communications, notices, requests, consents or demands given or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or received by prepaid registered or certified mail or recognized overnight courier addressed to, or upon receipt of a facsimile sent to, the party for whom intended, as follows, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein:

Attention:

If to the Shareholders and Long-e:

Long-e International Group Co., Ltd.
C-6F, Huhan Chuangxin Block
Keyuan Road, Hi-Tech Industry Zone
Shenzhen, 518000, Guangdong, P.R.C.
Attn: Mr. Liang Zhu
Fax: 86-755 3396 5123

With a copy to:

Kirkpatrick & Lockhart Nicholson Graham LLP
10100 Santa Monica Blvd., Seventh Floor
Los Angeles, California 90067
Attn: Thomas J. Poletti, Esq.
Fax.: (310) 552-5001

If to the Company:

Inncardio, Inc
4764 South 900 East, #3A;
Salt Lake City, Utah 84117
Attn: Eric Thatcher, CEO
Fax:

With a copy to:

Nathan Drage Law Firm
4766 Holladay Boulevard
Holladay, Utah 84117-5486
Attn: Nathan Drage
Fax: 801-273-9314

11.5  Entire Agreement. This Agreement, the Disclosure Schedules and any instruments and agreements to be executed pursuant to this Agreement, sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

11.6  Successors and Assigns. This Agreement shall be binding upon, enforceable against and inure to the benefit of, the parties hereto and their respective heirs, administrators, executors, personal representatives, successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties, which consent shall not be unreasonably withheld.

11.7  Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware are applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

11.8  Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.9  Construction. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to Articles, Sections and Exhibits are to the articles, sections and exhibits, respectively, of this Agreement. The Disclosure Schedule is hereby incorporated herein by reference and made a part of this Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

11.10  Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first set forth above.

INNCARDIO, INC.

By:	/s/ Eric Thatcher
Name: Eric Thatcher Title: Chief Executive Officer

LONG-E INTERNATIONAL GROUP CO., LTD.

By:	/s/ Bu Shengfu
Name: Bu Shengfu Title: Chief Executive Officer

Witness:
WestPark Capital Inc.

By:	/s/ Anthony Pintsopoulos
Name: Anthony Pintsopoulos Title: President and Chief Financial Officer

[SIGNATURE PAGES FOR SHAREHOLDERS FOLLOW]

LONG-E INTERNATIONAL GROUP CO., LTD.

SHAREHOLDERS’ SIGNATURE PAGE TO

SHARE EXCHANGE AGREEMENT

Dated November 30, 2006

Among Inncardio, Inc.,
Long-e International Group Co., Ltd., and
The Shareholders of Long-e International Group Co., Ltd.

The undersigned Shareholder hereby executes and delivers the Share Exchange Agreement (the “Agreement”) to which this Signature Page is attached, which, together with all counterparts of the Agreement and Signature Pages of the other parties named in said Agreement, shall constitute one and the same document in accordance with the terms of the Agreement.

/s/ Bu Shengfu
(Signature)
Bu Shengfu
(Type or print name)

(Type or print name as it should appear on certificate, if different)
Address: C-6F, Huhan Chuangxin Block, Keyuan Road, Hi-Tech Industry Zone, Shenzhen, 518000, Guangdong, P.R.C Telephone: (86) 755 3396 5188 Facsimile: (86) 755 3396 5123

Number of Long-e Shares Held: 306.30

LONG-E INTERNATIONAL GROUP CO., LTD.
SHAREHOLDERS’ SIGNATURE PAGE TO

SHARE EXCHANGE AGREEMENT

Dated November 30, 2006

Among Inncardio, Inc.,
Long-e International Group Co., Ltd., and
The Shareholders of Long-e International Group Co., Ltd.

The undersigned Shareholder hereby executes and delivers the Share Exchange Agreement (the “Agreement”) to which this Signature Page is attached, which, together with all counterparts of the Agreement and Signature Pages of the other parties named in said Agreement, shall constitute one and the same document in accordance with the terms of the Agreement.

/s/ Xu Rujiang
(Signature)
Shenzhen Chefu Industrial & Development Co., Ltd.
(Type or print name)

(Type or print name as it should appear on certificate, if different)
Address: C-6F, Huhan Chuangxin Block, Keyuan Road, Hi-Tech Industry Zone, Shenzhen, 518000, Guangdong, P.R.C Telephone: (86) 755 3396 5188 Facsimile: (86) 755 3396 5123

Number of Long-e Shares Held: 250.00

2

LONG-E INTERNATIONAL GROUP CO., LTD.
SHAREHOLDERS’ SIGNATURE PAGE TO

SHARE EXCHANGE AGREEMENT

Dated November 30, 2006

Among Inncardio, Inc.,
Long-e International Group Co., Ltd., and
The Shareholders of Long-e International Group Co., Ltd.

The undersigned Shareholder hereby executes and delivers the Share Exchange Agreement (the “Agreement”) to which this Signature Page is attached, which, together with all counterparts of the Agreement and Signature Pages of the other parties named in said Agreement, shall constitute one and the same document in accordance with the terms of the Agreement.

/s/ Jin Yushan
(Signature)
Jin Yushan
(Type or print name)

(Type or print name as it should appear on certificate, if different)
Address: C-6F, Huhan Chuangxin Block, Keyuan Road, Hi-Tech Industry Zone, Shenzhen, 518000, Guangdong, P.R.C Telephone: (86) 755 3396 5188 Facsimile: (86) 755 3396 5123

Number of Long-e Shares Held: 150.00

LONG-E INTERNATIONAL GROUP CO., LTD.
SHAREHOLDERS’ SIGNATURE PAGE TO

SHARE EXCHANGE AGREEMENT

Dated November 30, 2006

Among Inncardio, Inc.,
Long-e International Group Co., Ltd., and
The Shareholders of Long-e International Group Co., Ltd.

The undersigned Shareholder hereby executes and delivers the Share Exchange Agreement (the “Agreement”) to which this Signature Page is attached, which, together with all counterparts of the Agreement and Signature Pages of the other parties named in said Agreement, shall constitute one and the same document in accordance with the terms of the Agreement.

/s/ Yin Zhongjun
(Signature)
Yin Zhongjun
(Type or print name)

(Type or print name as it should appear on certificate, if different)
Address: C-6F, Huhan Chuangxin Block, Keyuan Road, Hi-Tech Industry Zone, Shenzhen, 518000, Guangdong, P.R.C Telephone: (86) 755 3396 5188 Facsimile: (86) 755 3396 5123

Number of Long-e Shares Held: 127.10

LONG-E INTERNATIONAL GROUP CO., LTD.
SHAREHOLDERS’ SIGNATURE PAGE TO

SHARE EXCHANGE AGREEMENT

Dated November 30, 2006

Among Inncardio, Inc.,
Long-e International Group Co., Ltd., and
The Shareholders of Long-e International Group Co., Ltd.

The undersigned Shareholder hereby executes and delivers the Share Exchange Agreement (the “Agreement”) to which this Signature Page is attached, which, together with all counterparts of the Agreement and Signature Pages of the other parties named in said Agreement, shall constitute one and the same document in accordance with the terms of the Agreement.

/s/ Li Jingyun
(Signature)
Li Jingyun
(Type or print name)

(Type or print name as it should appear on certificate, if different)
Address: C-6F, Huhan Chuangxin Block, Keyuan Road, Hi-Tech Industry Zone, Shenzhen, 518000, Guangdong, P.R.C Telephone: (86) 755 3396 5188 Facsimile: (86) 755 3396 5123

Number of Long-e Shares Held: 71.20

LONG-E INTERNATIONAL GROUP CO., LTD.
SHAREHOLDERS’ SIGNATURE PAGE TO

SHARE EXCHANGE AGREEMENT

Dated November 30, 2006

Among Inncardio, Inc.,
Long-e International Group Co., Ltd., and
The Shareholders of Long-e International Group Co., Ltd.

The undersigned Shareholder hereby executes and delivers the Share Exchange Agreement (the “Agreement”) to which this Signature Page is attached, which, together with all counterparts of the Agreement and Signature Pages of the other parties named in said Agreement, shall constitute one and the same document in accordance with the terms of the Agreement.

/s/ Li Huamin
(Signature)
Li Huamin
(Type or print name)

(Type or print name as it should appear on certificate, if different)
Address: C-6F, Huhan Chuangxin Block, Keyuan Road, Hi-Tech Industry Zone Shenzhen, 518000, Guangdong, P.R.C Telephone: (86) 755 3396 5188 Facsimile: (86) 755 3396 5123

Number of Long-e Shares Held: 50.00

LONG-E INTERNATIONAL GROUP CO., LTD.

SHAREHOLDERS’ SIGNATURE PAGE TO

SHARE EXCHANGE AGREEMENT

Dated November 30, 2006

Among Inncardio, Inc.,
Long-e International Group Co., Ltd., and
The Shareholders of Long-e International Group Co., Ltd.

The undersigned Shareholder hereby executes and delivers the Share Exchange Agreement (the “Agreement”) to which this Signature Page is attached, which, together with all counterparts of the Agreement and Signature Pages of the other parties named in said Agreement, shall constitute one and the same document in accordance with the terms of the Agreement.

/s/ Xu Jiafa
(Signature)
Xu Jiafa
(Type or print name)

(Type or print name as it should appear on certificate, if different)
Address: C-6F, Huhan Chuangxin Block, Keyuan Road, Hi-Tech Industry Zone, Shenzhen, 518000, Guangdong, P.R.C Telephone: (86) 755 3396 5188 Facsimile: (86) 755 3396 5123

Number of Long-e Shares Held: 45.40

SCHEDULE I

Name	Number of Company Shares
Bu Shengfu	3,655,800
Shenzhen Chefu Industrial & Development Co., Ltd.	3,533,300
Jin Yushan	2,120,300
Yin Zhongjun	1,975,200
Liu Jingyun	1,199,900
Chen Dong	705,800
Xu Jiafa	799,000
Bi Hongge	662,900
Dong Zhilan	500,000
Liang Zhu	200,000
Wang Jixu	100,000
Wong Yeung	500,000
Yin Jianfeng	100,000
Zhang Hai-Lan	1,004,000
Chen Zhuo	1,150,000
Zhang Xingyu	500,000
Chen Fu-Shiong	50,000
Zhang Xing Rong	1,000,000
Li Chan Hong	100,000
Dai Li Hua	50,000
Chen Yun Feng	50,000
Zhao Feng Lan	100,000
Luo Chang	300,000
Pang Kwok Wing	200,000
Zhong Ye	50,000
TOTAL	20,606,200

SCHEDULE II
SHAREHOLDERS AND LONG-E SHARES

Name	Number of Long-e Shares
Bu Shengfu	306.3
Shenzhen Chefu Industrial & Development Co., Ltd.	250.0
Jin Yushan	150.0
Yin Zhongjun	127.1
Liu Jingyun	71.2
Li Huamin	50.0
Xu Jiafa	45.4
TOTAL	1,000.0

2

SCHEDULE III

SHARES FOR CANCELLATION

Name	Number of Shares to be Cancelled
Business Growth Funding, Inc.	35,000

3

ITEM 10.1

WESTPARK AFFILIATES

4

TABLE OF CONTENTS

i

ARTICLE VI DELIVERIES		10
6.1	Items to be delivered to the Shareholders prior to or at Closing by the Company.	10
6.2	Items to be delivered to the Company prior to or at Closing by Long-e and the Shareholders.	11

ARTICLE VII CONDITIONS PRECEDENT		11
7.1	Conditions Precedent to Closing	11
7.2	Conditions to Obligations of Shareholders	12
7.3	Conditions to Obligations of the Company	12

ARTICLE VIII INDEMNIFICATION		12
8.1	Indemnity of the Company	12
8.2	Indemnity of the Shareholders	12
8.3	Indemnification Procedure	13

ARTICLE IX TERMINATION		13
9.1	Termination	13

ARTICLE X COVENANTS SUBSEQUENT TO CLOSING		14
10.1	Registration Rights	14
10.2	Subsequent SEC Filings	14

ARTICLE XI MISCELLANEOUS		14
11.1	Survival of Representations, Warranties and Agreements	14
11.2	Access to Books and Records	15
11.3	Further Assurances	15
11.4	Notice	15
11.5	Entire Agreement	16
11.6	Successors and Assigns	16
11.7	Governing Law	16
11.8	Counterparts	16
11.9	Construction	16
11.10	Severability	17

ii